[SARNOFF CORPORATION LETTER HEAD]

Dr. Frank S. Castellana
227 Sturart Road Eadt
Princeton, NJ, 08540

Dear Frank,                                                      August 14, 2000

Following our discussions this afternoon, I would like to document the understandings that we have reached on the financial structure of the Joint Venture Company for optical diagnostic products.

     1. The equity position for Sarnoff would be determined as a fraction of that of Mediscience. Initially, Sarnoff would have 12% of the equity. On completion of the milestones in the first phase of work, Sarnoff's equity share would grow to 18%

     2.  Sarnoff  will  make  agreements  for   non-competition   and  exclusive
         licensing of intellectual property with the Joint Venture Company.

     3. Sarnoff will carry out the first phase program of work as originally proposed at the price of $2.8M.

     4. Sarnoff's decision to participate in the Joint Venture Company on this basis will be based on achieving an initial capitalization and relevant valuation to Mediscience acceptable to Sarnoff and to Mediscience.

I believe that these understandings will be the foundation of a vigorous and productive commitment to realize the great potential of the diagnostic products we have been planning. I am looking forward eagerly to working with you to go forward with this opportunity.



Sincerely,


/s/ Donald J. Channin
---------------------
Donald J. Channin
Head, Electro-Optics



Cc: Yizhong Yu, Frank Pantuso, Jim Keszenhemer, Bob Andreas, Dave Zish